AMENDMENT TO THE MIMEDX GROUP, INC. 2016 EQUITY AND CASH INCENTIVE PLAN, AS AMENDED AND RESTATED

WHEREAS, MiMedx Group, Inc., a Florida corporation (the “Company”) maintains the 2016 Equity and Cash Incentive Plan (as amended and restated, the “Plan”), the amendment and restatement of which was most recently adopted by the Company’s Board of Directors (the “Board”) on May 2, 2023 and approved by the Company’s stockholders on June 13, 2023;

WHEREAS, the Board believes that the number of shares of common stock remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase the number of shares of common stock available for issuance under the Plan by 7,950,000 shares (this “Amendment”);

WHEREAS, Section 21.01 of the Plan provides that the Board may amend the Plan at any time; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

Section 6.02 of the Plan is hereby deleted in its entirety and replaced with the following:

6.02    Aggregate Limit

The maximum aggregate number (the “Maximum Aggregate Number”) of shares of Common Stock that may be issued under this Plan and to which Awards may relate is the sum of (i) 7,950,000 shares of Common Stock, all of which may be issued as Incentive Stock Options, (ii) the number of shares of Common Stock available under the Plan immediately prior to stockholder approval of the amendment to the Plan at the 2025 Annual Meeting of Stockholders, subject to the counting, adjustment and substitution provisions of the Plan, plus (iii) that number of shares of Common Stock that are represented by awards which previously have been granted and are outstanding under the Plan on the date of stockholder approval of the amendment to the Plan at the 2025 Annual Meeting of Stockholders and which subsequently expire or otherwise lapse, are terminated or forfeited, are settled in cash, or exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Awards not involving shares of Common Stock, without the issuance of the underlying shares of Common Stock. The Maximum Aggregate Number of shares of Common Stock that may be issued under the Plan may be issued pursuant to (i) Options, SARs or Other Stock Based Awards in the nature of purchase rights, (ii) Full Value Awards or (iii) any combination thereof. To the extent shares of Common Stock not issued under an Option must be counted against this limit as a condition to satisfying the rules applicable to incentive stock options, such rule shall apply to the limit on incentive stock options granted under the Plan. Shares of Common Stock covered by an Award generally shall only be counted as used to the extent they are actually used. Except as set forth below, a share of Common Stock issued in connection with any Award under the Plan shall reduce the Maximum Aggregate Number of shares of Common Stock available for issuance under the Plan by one; provided, however, that a share of Common Stock covered under a stock-settled SAR shall reduce the Maximum Aggregate Number of shares of Common Stock available for issuance under the Plan by one even though the shares of Common Stock are not actually issued in connection with settlement of the stock-settled SAR.

Except as otherwise provided herein, any shares of Common Stock related to an Award which terminates by expiration, forfeiture, cancellation or otherwise without issuance of shares of Common Stock, which is settled in cash in lieu of Common Stock or which is exchanged, with the Committee’s permission, prior to the issuance of shares of Common Stock, for Awards not involving shares of Common Stock shall again be available for issuance under the Plan.

The following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an Award, (ii) shares of Common Stock tendered or withheld to pay the exercise price, purchase price or withholding taxes relating to an Award or (iii) shares of Common Stock repurchased on the open market with the proceeds of the purchase price of an Award.

The Maximum Aggregate Number of shares of Common Stock that may be issued under the Plan shall be subject to adjustment as provided in Article XVI, provided, however, that (i) substitute Awards granted under Section 16.03 shall not reduce the shares of Common Stock otherwise available under the Plan (to the extent permitted by applicable stock exchange rules) and (ii) available shares of stock under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) also may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock otherwise available under the Plan (subject to applicable stock exchange requirements).

IN WITNESS WHEREOF, this Amendment has been adopted by the Board this 25th day of April, 2025, subject to approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders.